Restated Articles of Incorporation
                                    of
                        Home Beneficial Corporation


                                 Article I

      The name of the Corporation is HOME BENEFICIAL CORPORATION.

                                Article II

      The purpose of the Corporation is to buy or otherwise acquire, own, manage and dispose of the capital stock and other securities of insurance companies and other corporations. In addition, it shall have all other powers not forbidden by law or required to be stated in the Articles of Incorporation.

                                Article III

      The aggregate number of shares which the Corporation shall have authority to issue shall be 32,000,000 shares of common stock divided into 12,800,000 shares designated "Class A Common Stock" and 19,200,000 shares designated "Class B Common Stock." The par value of the shares of both classes of common stock shall be $.3125.

      The preferences, limitations and voting rights and relative rights in respect of the shares of each class of stock of the Corporation are as follows:

      A.    Voting Rights

            Except as otherwise required by the laws of the State of Virginia, the holders of Class A Common Stock, to the exclusion of the holders of Class B Common Stock, shall have the sole power to vote for the election of directors and for all other purposes without limitation.

      B.    Pre-Emptive Rights

            The holders of Class A Common Stock shall have pre-emptive rights with respect to Class A Common Stock, but such rights shall not extend to treasury stock, stock issued for services or property (other than money) or to stock issued to officers or employees pursuant to a plan approved by the stockholders. The holders of Class A Common Stock shall have no pre-emptive rights with respect to Class B Common Stock and the holders of Class B Common Stock shall have no pre-emptive rights with respect to either Class A Common Stock or Class B Common Stock.

      C.    Dividends and Distributions

            The holders of Class A Common Stock and Class B Common Stock of the Corporation shall participate equally, share for share, in any dividends in stock, cash or property which may be declared from time to time by the Board of Directors, except that in the case of a dividend in stock, the holders of Class B Common Stock shall receive only Class B Common Stock while the holders of Class A Common Stock may be issued on an equal share for share basis either Class A Common Stock or Class B Common Stock or any combination thereof in the discretion of the Board of Directors.
      D.    Other Rights

            In all other respects, including but not by way of limitation , the right to share in the property or business of the Corporation in the event of its liquidation in whole or in part and the right to share in the assets of the Corporation in the event of its dissolution or the distribution of its assets by way of return of capital, each share of stock of the Corporation, whether Class A Common Stock or Class B Common Stock shall rank equally and be identical.

                                Article IV

      A. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, each director and officer shall be indemnified by the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The determination that the indemnification under this Section A is permissible shall be made as provided by law. The right of indemnification hereby provided shall not be exclusive of any other rights to which any director or officer may be entitled.

      B. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter by amended, in any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, the liability of, and the damages assessed against, a director or officer of the Corporation arising out of or resulting from a single transaction, occurrence or course of conduct shall be limited and shall not exceed the amount of $1.00, provided that the limitation of liability herein set forth shall not be applicable if the director or officer engaged in willful misconduct or a knowing violation of the criminal law.

      C. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to indemnify or contract in advance to indemnify any person not specified in Section A of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section A of this Article.

      D. Every reference in this Article to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation,
(ii) every former director, officer, employee, agent or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as director, officer, partner, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his heirs, executors and administrators.

      E. The provisions of this Article IV shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to such a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Article IV shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

      F. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section A of this Article IV shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

                                 Article V

      A. The affirmative vote of the holders of not less than 80% of shares of Class A Common Stock of the Corporation shall be required for the adoption or authorization of any business combination (as hereinafter defined) with another party, if, as of the record date for the determination of holder of the Corpora- ton's Class A Common Stock entitled to notice thereof and to vote thereon, such other party is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of any class of capital stock of the Corporation; provided that the foregoing shall not apply to any such business combination which was approved by the Board of Directors of the Corporation prior to the acquisition of the beneficial ownership of 10% or more of the outstanding shares of any class of the Corporation's capital stock by such other party.

      B. The affirmative vote of the holders of not less than 80% of the shares of Class A Common Stock of the Corporation shall be required for the approval of any reclassification of securities, recapitalization or other transaction (except redemptions permitted by the terms of the security redeemed or repurchases of the securities for cancellation or the Corporation's treasury) designed to decrease the number of holders of the Corporation's Class A Common Stock remaining after any corporation, person or other entity has acquired beneficial ownership of 10% or more of the outstanding shares of any class of the Corporation's capital stock, unless such transaction is unanimously recommended to the holders of Class A Common Stock by the Board of Directors of the Corporation.

      C.    For the purposes of this Article V,

            (1) the term "party" shall include any corporation, person or entity;

            (2) in determining the number of shares of capital stock of the Corporation beneficially owned by another party to any such business combination under Section A hereof or by any corporation, person or other entity pursuant to Section B hereof, there shall be included any such shares (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, and (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause
      (i) above) by any other corporation, person or entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1978;

            (3) the outstanding shares of any class of capital stock of the Corporation shall be deemed to include shares beneficially owned through application of clause 2(i) above (including any application thereof pursuant to clause 2(ii) above) but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; and

            (4) the term "business combination" shall include any merger or consolidation of the Corporation with or into, or the exchange of shares of Class A Common Stock of the Corporation for cash or property or other securities or obligations of, any other corporation, or the sale or lease of all or substantially all of the property and assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for Class A Common Stock of the Corporation of any assets (except assets having an aggregate fair market value of less than $2 million) of, any other corporation, person or other entity.

      D. Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether (i) any corporation, person or other entity is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of any class of capital stock of the Corporation, (ii) any corporation, person or other entity is an "affiliate" or "associate" of, or has an agreement, arrangement or understanding with, another, or (iii) the assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $2 million, shall be conclusive and binding for all purposes of this Article V.

      E. No amendment to the Articles of Incorporation of the Corporation shall change, repeal or make inoperative any of the provisions of this
Article V, unless such amendment receives the affirmative vote of the holders of not less than 80% of the shares of Class A Common Stock of the Corporation, provided that this Section E shall not apply to, and such 80% vote shall not be required for, any such amendment unanimously recommended to the holders of Class A Common Stock by the Board of Directors of the Corporation.

      F. Nothing herein shall be deemed to affect any voting rights imposed by law in favor of the Class B Common stock of the Corporation.






ARTCORP